Exhibit 99.1

Brian K. Finneran, Chief Financial Officer	1/30/09
bfinneran@statebankofli.com	(516) 465-2251

State Bancorp, Inc. Reports Fourth Quarter and Full Year 2008 Results
Declares Cash Dividend of $0.05

Jericho, N.Y., January 30, 2009 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported a net loss of $4.1 million, or $0.30 per diluted common share, for the fourth quarter of 2008 compared with earnings of $470 thousand, or $0.03 per diluted common share, a year ago. The 2008 fourth quarter loss was primarily attributable to a $6.2 million non-cash write-down of two investment securities classified as other than temporarily impaired (“OTTI”) in the fourth quarter of 2008 as well as an increase in the provision for loan losses of $5.4 million in the fourth quarter of 2008 versus 2007. An improved net interest margin and continued reductions in operating expenses partially offset the OTTI charges and the higher provision. Full year net income declined by 71.0% to $1.8 million, or $0.12 per diluted common share, compared to $6.2 million or $0.45 per diluted common share in 2007.

Performance Highlights

•
Net Interest Margin: Net interest margin increased by 21 basis points to 4.08% in the fourth quarter of 2008 from 3.87% in the fourth quarter of 2007 but declined from 4.12% in the third quarter of 2008;

•
Capital Strength: The Company’s Tier I leverage capital ratio improved to 9.38% at December 31, 2008 versus 7.03% at December 31, 2007 and 8.05% at September 30, 2008.  As previously disclosed, the Company issued  $37 million in preferred stock and warrants under the United States Department of the Treasury (the “Treasury”) Capital Purchase Program (“CPP”) in December 2008;

•
Increased Loan and Lease Loss Provision: Provision for loan and lease losses increased by $5.4 million in the fourth quarter of 2008 versus the fourth quarter of 2007 and increased by $3.3 million versus the third quarter of 2008;

•
Asset Quality: Non-accrual loans and leases totaled $16 million or 1.4% of loans and leases outstanding at December 31, 2008 versus $6 million or 0.6% of loans and leases outstanding at December 31, 2007 and $14 million or 1.3% of loans and leases outstanding at September 30, 2008. The Company had no other real estate owned (“OREO”) at December 31, 2008. Net loan charge-offs of $2.9 million were recorded in the fourth quarter of 2008 versus net charge-offs of $1.6 million recorded in the fourth quarter of 2007 and $6.4 million recorded in the third quarter of 2008;

•
Improved Operating Efficiency:  Total operating expenses for the fourth quarter of 2008 declined to $11.2 million, a reduction of 23.6% from the $14.7 million reported in the fourth quarter of 2007. Excluding the $2.4 million goodwill impairment accounting charge recorded during the fourth quarter of 2007, the Company’s operating efficiency ratio improved to 61.5% in 2008 from 71.3% in the comparable 2007 period.  The Company’s efficiency ratio was 60.2% in the third quarter of 2008;

•	Increased Loans and Leases: Loans and leases outstanding increased by 8% to $1.1 billion versus $1.0 billion in the fourth quarter of 2007 and by 2% from the third quarter of 2008;
•
Core Deposits: Core deposits totaled $964 million or 65% of total deposits at December 31, 2008 and $899 million or 68% of total deposits at December 31, 2007.  Total core deposits were $807 million or 60% of total deposits at September 30, 2008. Demand deposits increased by 6% to $352 million at year-end 2008 versus $332 million at the comparable 2007 period and $327 million at September 30, 2008;

•	Performance Ratios: Returns on average assets and stockholders’ equity were (1.00)% and (13.34)% in the fourth quarter of 2008 and 0.11% and 1.64% in the comparable 2007 period, respectively.

Commenting on the fourth quarter 2008 results, President and CEO Thomas M. O’Brien stated, “Contrasted against the many advances the Company has made throughout 2008, our fourth quarter results were both disappointing and plainly unacceptable. Beyond the extraordinary and unrelentingly negative domestic and global economic forces and the stunning upheavals witnessed almost daily in the financial markets, the Company confronted significantly increased credit costs and deterioration in two corporate bonds in its investment portfolio. A non-cash OTTI write down of $5.2 million was recorded on a $10 million par value Trust Preferred Collateralized Debt Obligation (“CDO”) security purchased in February 2004.  In addition, a $1.0 million OTTI charge was recorded on a $2 million par value single issuer trust preferred security purchased in April 2004. The single issuer security was liquidated subsequent to year-end 2008.  The CDO was written down to an economic value consistent with our established procedures for determining OTTI. Price discovery on this instrument has been complicated by the continuing illiquidity in this sector of the credit markets for several quarters.

In reaching its determination, management engaged an independent outside consulting firm to conduct a detailed credit and cash flow analysis of the securities underlying the CDO structure.  While this review determined that the contractual cash flows of principal and interest appear to be intact through final maturity, the interest rate spread on this CDO tranche was substantially below that which would be required today assuming more liquid markets.  Consequently, the consultant calculated an implied valuation of 48.25% of par. Management carefully reviewed this analysis and determined that OTTI conditions were present in this security at December 31, 2008. Management used the price calculated by the independent consultant to establish the OTTI charge. The instrument continues to be over collateralized and paying according to its contractual terms. All of the other corporate debt in the Bank’s portfolio had been previously sold in 2007 and 2008. Excluding the CDO discussed above, the securities portfolio is now comprised exclusively of federal government or agency instruments.

An unfortunate consequence of these non-cash OTTI charges is that they detract from the many successful expense and operating improvements accomplished in 2008 that significantly strengthened the Company and properly positioned it for growth. We experienced an 8% increase in the loan portfolio which was facilitated, in part, by our participation in the Treasury’s Capital Purchase Program. This program, which was a capital injection by the government into healthy banks, enabled us to further invest in the communities we serve through our lending efforts. While we remain vigilant in our credit and lending practices, credit quality deteriorated markedly during this past year due in large measure to residential construction loans originated in the period from 2003 - 2006. For a variety of economic and structural reasons, several of these loans have become delinquent or moved into non-accrual status. Management has moved aggressively throughout 2008 to liquidate such positions. We anticipate continuing these efforts into 2009. The liquidity in these markets is limited and we have approached them opportunistically. Nonetheless, 2009 will likely continue to present credit pressures on our portfolio and I anticipate continued elevated costs.

Our deposit strategy of growing core relationship balances and reducing rate-sensitive balances has been successful as shown by the 11% increase in year-end deposit accounts. The strategy of reducing our higher cost deposits, coupled with proactively managing the balance sheet, produced a net interest margin of 4.08% in the fourth quarter of 2008 and 4.12% for the year.  We have also aggressively continued the expense management discipline begun in 2007 through identifying operating cost efficiencies and the shedding of our non-core businesses lines and units.

We continue to build our team of highly skilled and experienced lenders and business development officers. We have added several new, experienced commercial bankers and eliminated business lines and individual units that produced unacceptable returns or risks.  We continue to cultivate an ownership culture built on personal accountability. We also continue to invest in our information technology platform and the appearance of our branch office facilities.

Our capital position continues to be strong, and as discussed previously, that position was further enhanced by the issuance of $37 million in preferred stock and warrants through the Treasury’s Capital Purchase Program. In these uncertain economic times preserving a strong capital base is a top investor priority and, therefore, we made some painful decisions regarding our quarterly cash dividend.  Given this challenging environment and our desire to maintain a heavily fortified balance sheet, the Board approved management’s recommendation to reduce the cash dividend by 50% to $0.05 per share.  We do not take this action lightly but we are convinced that the long-term interests of stockholders are best served by confronting the continuing economic volatility by preserving retained earnings, which is our least expensive form of equity capital.

The recession that is plaguing the global economy will undoubtedly continue throughout 2009 and I anticipate little relief during this time. The risks to the local, national and global economies are severe as painful financial deleveraging and price deflation continue. I believe that housing prices will need to stabilize at a level where the average person can afford the average home before we can enjoy some stability in the equity and credit markets. I do not believe we have reached that point yet and consequently it is difficult to forecast a recovery point. While these challenges are not insignificant, the Company’s management team remains keenly focused and closely aligned with its shareholders. We remain commited to providing superior service and high quality banking solutions to our valued clients. This core business, the cornerstone of our success, will serve as our best line of defense in these difficult times.

With so much calamity and uncertainty in the financial services industry, it is not possible to predict economic recovery with any degree of confidence. Like virtually all other investors in the financial services market, our stockholders have suffered. I remain very disappointed by that reality but confident and personally committed to our success.”

Earnings Summary for the Quarter Ended December 31, 2008

The Company recorded a net loss of $4.1 million during the fourth quarter of 2008 versus earnings of $470 thousand in the comparable 2007 period. Net interest income increased by $247 thousand or 1.6% to $15.9 million in the fourth quarter of 2008 versus 2007 as the result of a 21 basis point improvement in the Company’s net interest margin to 4.08%. The net interest margin benefited from an improved balance sheet mix from investment securities into higher yielding loans coupled with a 181 basis point decrease in the Company’s average cost of interest-bearing liabilities. The increase in net interest margin was achieved despite a $55 million reduction in average interest-earning assets in 2008. Total interest-bearing deposits increased by $132 million or 13% during the fourth quarter of 2008 to $1.1 billion with the related average cost declining to 1.91% in 2008 from 3.58% in 2007. The growth in deposits was primarily due to an increase in short-term time deposits during the fourth quarter of 2008.  The increase in deposits together with the reduction in interest-earning assets allowed the Company to reduce its other temporary borrowings by $136 million to $3 million at year-end 2008 versus 2007.  The average cost of time deposits declined by 191 basis points to 2.80% in the fourth quarter of 2008 compared with an average cost of 4.71% in the fourth quarter of 2007.

The reduction in the Company’s 2008 cost of funds was partly offset by a 125 basis point decrease in the Company’s earning asset yield to a weighted average rate of 5.65% in the fourth quarter of 2008. The lower asset yield resulted principally from a 200 basis point reduction in the yield on loans and leases. The securities portfolio increased by $14 million at year-end 2008 versus year-end 2007. The average yield on the Company’s securities portfolio improved by 15 basis points to 5.12% in the fourth quarter of 2008.  Loans and leases increased by $78 million or 8% to $1.1 billion at December 31, 2008 due to growth of $142 million in the commercial and industrial and commercial mortgage portfolios. The Company sold substantially all of the assets of its former equipment leasing subsidiary in June 2008.

The provision for loan and lease losses was $7.0 million in the fourth quarter of 2008, representing an increase of $5.4 million versus the comparable 2007 period. The increase in the Company’s fourth quarter consolidated 2008 provision for loan losses was due to several factors, including internal risk rating downgrades of several loan relationships, growth in non-accrual loans during the period ended December 31, 2008, and higher net charge-offs recorded in 2008.  The increase in 2008 charge-offs resulted from a $2.6 million write-down of two loan relationships that were reclassified to loans held for sale at December 31, 2008.

Fourth quarter 2008 total operating expenses were reduced by $3.5 million or 23.6% to $11.2 million compared to the fourth quarter of 2007. Included in fourth quarter 2007 other operating expense was a $2.4 million non-cash goodwill impairment charge related to the Company’s former leasing subsidiary.  Excluding the goodwill charge, total operating expenses decreased by $1.1 million or 8.7% in the fourth quarter of 2008 versus the comparable 2007 period, primarily due to reductions in salaries and other employee benefits of $1.0 million and legal expenses of $1.2 million.  These reductions were partially offset by increases in occupancy costs of $381 thousand and marketing and advertising costs of $327 thousand.

The decrease in salaries and other employee benefits is primarily the result of a year-over-year reduction in full-time equivalent headcount of 13% and a reduction in compensation costs. The $1.2 million reduction in legal expenses is due to the final settlement of the previously disclosed purported shareholder derivative suit during the third quarter of 2008. Occupancy costs increased by $381 thousand in the fourth quarter of 2008 versus 2007 due to higher depreciation, real estate taxes and utilities expenses. Marketing and advertising expenses increased by $327 thousand due to brand building programs, branch merchandising improvements and community development activities. Audit and assessment expenses increased by 33.1% due to a higher FDIC assessment rate in 2008 coupled with a larger assessment credit recorded in 2007.  Other operating expenses increased by 14.5% due to a $250 thousand loss recorded during the fourth quarter of 2008 on the final disposition of a loan classified as held for sale at September 30, 2008.

The Company recorded a $2.1 million income tax benefit in the fourth quarter of 2008 versus income tax expense of $104 thousand in the comparable period a year ago.

Earnings Summary for the Year Ended December 31, 2008

Net income for 2008 was $1.8 million versus $6.2 million in 2007. The decline in net income in 2008 compared with 2007 resulted from several factors, most notably  a substantial increase in the provision for loan losses of $12.8 million coupled with $6.2 million in OTTI charges on two investment securities.  Somewhat offsetting these higher charges was an improvement in net interest income of $2.7 million, or 4.5%, to $62.9 million in 2008, combined with an $8.2 million or 15.7% reduction in total operating expenses in 2008.

The increase in net interest income was due to a 30 basis point improvement in the Company’s net interest margin to 4.12% in 2008. The provision for loan and lease losses increased by $12.8 million in 2008 versus the comparable 2007 period for the reasons described in the fourth quarter analysis. Total non-interest income decreased by $5.0 million in 2008 to $365 thousand, largely due to the $6.2 million in OTTI charges in the fourth quarter of 2008.  Somewhat offsetting these charges were improvements in deposit service charges and other operating income in 2008. Total operating expenses decreased by $8.2 million to $43.8 million in 2008, largely due to a reduction in salaries and employee benefits expense of $7.5 million.  Also contributing to the year-over-year reduction in expenses was a $445 thousand decrease in marketing and advertising expenses in 2008 coupled with the impact of the $2.4 million goodwill impairment charge taken in the fourth quarter of 2007. Increases in occupancy expenses of $535 thousand, legal expenses of $377 thousand, audit and assessment fees of $425 thousand and other operating expenses of $892 thousand somewhat  offset the overall reduction in total operating expenses in 2008.

The lower salaries and employee benefits-related costs resulted from reductions in full-time equivalent headcount and significantly lower compensation expenses in 2008 coupled with the impact of the $3.1 million charge recorded in the second quarter of 2007 for the Voluntary Exit Window program. Marketing and advertising expenses decreased by 35.4%, primarily due to reductions in print, broadcast and other media advertising. The increase in legal expenses was due to outside counsel fees incurred related to the purported shareholder derivative lawsuit which was settled in 2008. Occupancy expenses increased by 9.9% due to higher rent, real estate taxes and depreciation charges.  The increase in audit and assessment fees was due to higher FDIC insurance premiums in 2008 combined with the impact of a higher assessment credit recorded in 2007. Other operating expenses grew in 2008 principally due to a non-recurring charge of $584 thousand recorded in the third quarter of 2008 in connection with the Company’s interest rate swap transactions with an affiliate of Lehman Brothers Holdings, Inc. The Company’s effective tax rate was 20.0% in 2008 and 32.0% in 2007.  The decrease in the 2008 effective tax rate was due to an increase in the proportion of non-taxable permanent difference items to pre-tax income in 2008 versus 2007.

Asset Quality

Non-accrual loans totaled $16 million or 1.4% of loans outstanding at December 31, 2008, versus $6 million or 0.6% of loans and leases outstanding at December 31, 2007 and $14 million or 1.3% of loans and leases outstanding at September 30, 2008.  The increase in non-accrual loans and leases at December 31, 2008 compared to December 31, 2007 resulted primarily from the addition of two residential construction loan relationships totaling $10 million and a $2 million commercial mortgage which had each previously been on the Bank’s internal watch list.  These additions were reduced by charge-offs of non-accrual loans totaling $6 million during 2008. The increase in non-accrual loans at December 31, 2008 compared with September 30, 2008 was primarily due to the addition of the aforementioned commercial mortgage to non-accrual status in the fourth quarter of 2008. The allowance as a percentage of non-accrual loans and leases amounted to 116% at December 31, 2008 versus 254% at December 31, 2007 and 101% at September 30, 2008. The decline in the reserve coverage ratio at December 31, 2008 compared to December 31, 2007 was due to the increase in non-accrual loans and leases as previously noted and the impact of write-downs of previously classified watch list loans and loans that were transferred to held for sale. The Company held no OREO at December 31, 2008, December 31, 2007 or September 30, 2008.

As of December 31, 2008, the Company’s allowance for loan losses amounted to $19 million or 1.66% of period-end loans outstanding. The allowance as a percentage of loans and leases outstanding was 1.41% at December 31, 2007 and 1.32% at September 30, 2008. The increase in the allowance as a percentage of the total loan and lease portfolio at December 31, 2008 compared to December 31, 2007 was due to an increase in the provision for loan losses in 2008.

The Company recorded net loan and lease charge-offs of $2.9 million in the fourth quarter of 2008 versus $1.6 million in the fourth quarter of 2007 and $6.4 million in the third quarter of 2008. As a percentage of average total loans and leases outstanding, these net amounts represented, on an annualized basis, 1.04% for the fourth quarter of 2008, 0.61% for the fourth quarter of 2007 and 2.33% for the third quarter of 2008. Net charge-offs for the third and fourth quarters of 2008 include write-downs of classified watch list loans that were non-performing and loans that were transferred to loans held for sale. Full year net charge-offs were $11.3 million and $6.2 million in 2008 and 2007, respectively. As a percentage of average total loans and leases outstanding, these net amounts represented 1.04% in 2008 and 0.61% in 2007.

Capital

Total stockholders’ equity was $154 million at December 31, 2008 compared to $114 million at December 31, 2007. The increase is primarily a result of the issuance of $37 million in preferred stock and warrants under the Treasury’s CPP on December 5, 2008. The Company issued to the Treasury 36,842 shares of 5% fixed rate cumulative perpetual preferred stock and warrants to purchase 465,569 shares of common stock.  This increase in capital has allowed the Company to reinforce its commitment of serving the credit needs of our clients and the communities in which we operate.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2008, the weighted average rate on the Company’s trust preferred securities was 6.22% versus 8.46% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceeded all regulatory requirements at December 31, 2008. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 9.52%, 12.22% and 13.47%, respectively, at December 31, 2008. Each of these ratios significantly exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category. Excluding the capital received through the CPP, the Bank would still be considered “well capitalized.”  The Company’s tangible common equity ratio was 6.91% at December 31, 2008 and 6.98% at December 31, 2007.

The Company declared a $0.05 per share cash dividend on its common stock on January 27, 2009. The cash dividend will be paid on March 17, 2009 to stockholders of record on February 23, 2009.

The Company did not repurchase any of its common stock in 2008. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information

State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2008 and 2007 (unaudited)

	Three Months		Twelve Months
	2008	2007	2008	2007
INTEREST INCOME:
Interest and fees on loans and leases	$16,888,035	$20,567,279	$70,258,403	$82,489,409
Federal funds sold and securities
purchased under agreements to resell	18,123	1,283,374	981,360	3,388,753
Securities held to maturity:
Taxable	-	-	-	80,541
Securities available for sale:
Taxable	4,971,113	5,850,090	19,963,312	24,303,714
Tax-exempt	45,645	104,872	200,291	498,961
Dividends	-	29,750	39,667	119,000
Total interest income	21,922,916	27,835,365	91,443,033	110,880,378

INTEREST EXPENSE:
Deposits	5,453,446	9,759,612	23,328,670	42,254,508
Temporary borrowings	76,652	1,805,049	3,009,813	5,716,361
Subordinated notes	231,185	231,185	924,741	922,449
Junior subordinated debentures	315,314	440,114	1,309,903	1,821,679
Total interest expense	6,076,597	12,235,960	28,573,127	50,714,997

Net interest income	15,846,319	15,599,405	62,869,906	60,165,381
Provision for loan and lease losses	7,000,000	1,610,000	17,225,744	4,463,500
Net interest income after provision
for loan and lease losses	8,846,319	13,989,405	45,644,162	55,701,881

NON-INTEREST INCOME:
Service charges on deposit accounts	593,821	512,109	2,217,161	2,098,697
Net security losses	(6,206,106)	(168,716)	(6,155,647)	(218,607)
Income from bank owned life insurance	98,820	291,992	891,337	1,115,603
Other operating income	1,623,156	648,854	3,412,043	2,380,307
Total non-interest income	(3,890,309)	1,284,239	364,894	5,376,000
Income before operating expenses	4,956,010	15,273,644	46,009,056	61,077,881

OPERATING EXPENSES:
Salaries and other employee benefits	5,509,085	6,522,832	22,879,664	30,404,429
Occupancy	1,730,166	1,349,666	5,930,242	5,395,273
Equipment	396,771	410,171	1,315,517	1,346,002
Legal	579,392	1,731,464	3,115,008	2,737,900
Marketing and advertising	375,000	48,030	811,808	1,256,736
Audit and assessment	526,551	395,728	1,677,424	1,251,695
Goodwill impairment	-	2,390,924	-	2,390,924
Other operating expenses	2,119,502	1,851,320	8,021,688	7,129,902
Total operating expenses	11,236,467	14,700,135	43,751,351	51,912,861

(LOSS) INCOME BEFORE INCOME TAXES	(6,280,457)	573,509	2,257,705	9,165,020
(BENEFIT) PROVISION FOR INCOME TAXES	(2,136,802)	103,746	451,102	2,935,542

NET (LOSS) INCOME	$(4,143,655)	$469,763	$1,806,603	$6,229,478

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007 (unaudited)

	2008	2007
ASSETS:
Cash and due from banks	$101,988,240	$35,380,214
Securities purchased under agreements to resell	1,000,000	61,000,000
Total cash and cash equivalents	102,988,240	96,380,214
Securities available for sale - at estimated fair value	415,379,205	401,229,235
Federal Home Loan Bank and other restricted stock	1,823,143	8,053,643
Loans and leases (net of allowance for loan and lease losses
of $18,668,451 in 2008 and $14,704,864 in 2007)	1,103,869,765	1,026,304,532
Bank premises and equipment - net	6,688,432	5,777,493
Bank owned life insurance	29,897,956	29,006,619
Net deferred income taxes	18,142,368	17,494,843
Receivable - current income taxes	343,614	14,034,377
Receivable - securities sales/calls	-	14,822,820
Other assets	14,361,779	14,910,638
TOTAL ASSETS	$1,693,494,502	$1,628,014,414

LIABILITIES:
Deposits:
Demand	$351,629,362	$332,464,460
Savings	612,251,609	566,999,841
Time	517,167,256	430,474,815
Total deposits	1,481,048,227	1,329,939,116
Other temporary borrowings	3,000,000	139,031,328
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Overnight sweep accounts payable, net	12,422,236	79,053
Other accrued expenses and liabilities	12,484,704	14,707,249
Total Liabilities	1,539,575,167	1,514,376,746

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, authorized
250,000 shares; 36,842 shares issued and outstanding in 2008	35,800,172	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 15,490,895 shares in 2008
and 14,996,348 shares in 2007; outstanding 14,461,634
shares in 2008 and 14,008,696 shares in 2007	77,454,475	74,981,740
Warrants	1,056,842	-
Surplus	89,984,480	86,654,142
Retained deficit	(37,634,783)	(32,164,263)
Treasury stock (1,029,261 shares in 2008 and 987,652 shares in 2007)	(17,262,240)	(16,646,426)
Accumulated other comprehensive income
(net of taxes of $2,976,111 in 2008 and $534,913 in 2007)	4,520,389	812,475
Total Stockholders' Equity	153,919,335	113,637,668
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,693,494,502	$1,628,014,414

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Twelve Months Ended December 31, 2008 and 2007 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months			Twelve Months
	2008		2007	2008	2007
SELECTED AVERAGE BALANCES (1):
Total assets	$1,649,268		$1,718,162	$1,632,223	$1,698,295
Loans and leases - net of unearned income	$1,112,383		$1,014,175	$1,082,609	$1,003,507
Investment securities	$392,930		$465,096	$397,591	$504,709
Deposits	$1,464,315		$1,406,271	$1,353,515	$1,425,209
Stockholders' equity	$123,618		$113,743	$117,215	$109,238

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	(1.00	) %	0.11%	0.11%	0.37%
Return on average stockholders' equity	(13.34	) %	1.64%	1.54%	5.70%
Net interest margin	4.08%		3.87%	4.12%	3.82%
Operating efficiency ratio	61.54%		85.10%	62.46%	77.85%

CAPITAL RATIOS:
Tier I leverage ratio	9.38%		7.03%	9.38%	7.03%
Tier I risk-based capital ratio	12.03%		10.04%	12.03%	10.04%
Total risk-based capital ratio	14.07%		12.11%	14.07%	12.11%
Tangible common equity ratio	6.91%		6.98%	6.91%	6.98%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$16,072		$5,792	$16,072	$5,792
Non-accrual loans and leases/total loans
and leases	1.43%		0.56%	1.43%	0.56%
Allowance for loan and lease losses/non-
accrual loans and leases	116%		254%	116%	254%
Allowance for loan and lease losses/total
loans and leases	1.66%		1.41%	1.66%	1.41%
Net charge-offs	$2,904		$1,564	$11,260	$6,171
Net charge-offs (annualized)/average
loans and leases	1.04%		0.61%	1.04%	0.61%

COMMON SHARE DATA:
Average common shares outstanding (2)	14,302,144		13,886,263	14,148,957	13,738,101
Period-end common shares outstanding	14,461,634		14,008,696	14,461,634	14,008,696
Basic earnings per common share	$(0.30)		$0.03	$0.12	$0.45
Diluted earnings per common share	$(0.30)		$0.03	$0.12	$0.45
Book value per share	$8.09		$8.11	$8.09	$8.11
Cash dividends per share	$0.10		$0.15	$0.50	$0.45

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2008 and 2007 (unaudited)
(dollars in thousands)

	2008			2007
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$395,544	$5,012	5.04%	$473,354	$5,984	5.02%
Federal funds sold	326	-	-	620	6	3.84
Securities purchased under agreements to
resell	24,250	18	0.30	112,804	1,278	4.49
Interest-bearing deposits	18,187	23	0.50	4,351	49	4.47
Loans and leases (3)	1,112,383	16,914	6.05	1,014,175	20,590	8.05
Total interest-earning assets	1,550,690	$21,967	5.65%	1,605,304	$27,907	6.90%
Non-interest-earning assets	98,578			112,858
Total Assets	$1,649,268			$1,718,162

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$609,400	$1,722	1.12%	$649,464	$4,615	2.82%
Time deposits	529,323	3,732	2.80	432,933	5,145	4.71
Total savings and time deposits	1,138,723	5,454	1.91	1,082,397	9,760	3.58
Federal funds purchased	1,326	6	1.80	6,817	83	4.83
Other temporary borrowings	20,576	70	1.35	143,584	1,722	4.76
Subordinated notes	10,000	231	9.19	10,000	231	9.16
Junior subordinated debentures	20,620	315	6.08	20,620	440	8.47
Total interest-bearing liabilities	1,191,245	6,076	2.03	1,263,418	12,236	3.84
Demand deposits	325,592			323,873
Other liabilities	8,813			17,128
Total Liabilities	1,525,650			1,604,419
Stockholders' Equity	123,618			113,743
Total Liabilities and Stockholders' Equity	$1,649,268			$1,718,162
Net interest income/margin		15,891	4.08%		15,671	3.87%
Less tax-equivalent basis adjustment		(45)			(72)
Net interest income		$15,846			$15,599

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $19 and $49 in 2008 and 2007, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $26 and $23 in 2008 and 2007, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Twelve Months Ended December 31, 2008 and 2007 (unaudited)
(dollars in thousands)

	2008			2007
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$404,320	$20,214	5.00%	$511,123	$25,109	4.91%
Federal funds sold	82	-	-	6,292	325	5.17
Securities purchased under agreements to
resell	35,760	981	2.74	62,173	3,064	4.93
Interest-bearing deposits	7,004	80	1.14	2,164	102	4.71
Loans and leases (3)	1,082,609	70,364	6.50	1,003,507	82,605	8.23
Total interest-earning assets	1,529,775	$91,639	5.99%	1,585,259	$111,205	7.01%
Non-interest-earning assets	102,448			113,036
Total Assets	$1,632,223			$1,698,295

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$560,615	$7,901	1.41%	$620,054	$18,486	2.98%
Time deposits	472,070	15,428	3.27	485,500	23,769	4.90
Total savings and time deposits	1,032,685	23,329	2.26	1,105,554	42,255	3.82
Federal funds purchased	6,129	167	2.72	7,196	382	5.31
Other temporary borrowings	112,937	2,842	2.52	103,138	5,334	5.17
Subordinated notes	10,000	925	9.25	10,000	922	9.22
Junior subordinated debentures	20,620	1,310	6.35	20,620	1,822	8.84
Total interest-bearing liabilities	1,182,371	28,573	2.42	1,246,508	50,715	4.07
Demand deposits	320,830			319,655
Other liabilities	11,807			22,894
Total Liabilities	1,515,008			1,589,057
Stockholders' Equity	117,215			109,238
Total Liabilities and Stockholders' Equity	$1,632,223			$1,698,295
Net interest income/margin		63,066	4.12%		60,490	3.82%
Less tax-equivalent basis adjustment		(196)			(325)
Net interest income		$62,870			$60,165

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $90 and $209 in 2008 and 2007, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $106 and $116 in 2008 and 2007, respectively.